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                                                                    EXHIBIT 99.2

                          HILLENBRAND INDUSTRIES, INC.

                   FINANCE COMMITTEE OF THE BOARD OF DIRECTORS

                                     CHARTER

            (As approved by Board of Directors on September 14, 2006)

I.    PURPOSE

      The primary function of the Finance Committee (the "Committee") is to assist the Board of Directors of Hillenbrand Industries, Inc. (the "Company") in optimizing the Company's capital structure by appropriately balancing the Company's short-term liquidity requirements with its longer-term objectives of stimulating the growth and expansion of the Company's businesses. Additionally, the Committee is responsible for overseeing the investment of the Company's assets pending their final utilization in the Company's operations.

II.   COMPOSITION

      The Committee shall be comprised of three or more directors as determined by the Board. The members of the Committee shall be elected by the Board annually, based on a recommendation by the Nominating/Corporate Governance Committee to serve until the next annual meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the Board, the members of the Committee may designate a Chair by majority vote of the Committee membership. The Board may remove a member from the Committee with or without cause. The Chair will periodically report the Committee's findings and conclusions to the Board.

III.  MEETINGS

      The Committee shall meet at least two times annually, or more frequently as circumstances dictate. In furtherance of the Committee's responsibility to optimize the Company's corporate structure, the Committee should meet at least annually with the Company's Chief Financial Officer to discuss current trends in corporate finance. The Committee will be assisted by the Company's Treasurer and Secretary or any Assistant Secretary, any of whom will serve as executive secretary of the Committee.

      A majority of the Committee members will constitute a quorum for the transaction of business at any meeting of the Committee. Action of the majority at any such meeting will be the action of the Committee.

IV.   RESPONSIBILITIES AND DUTIES

1. The Committee, in consultation with the Company's Chief Financial Officer, shall review and, if appropriate, approve the recommendations of management regarding:

      - The amounts and types of debt and equity securities that are being issued by comparably sized and situated companies in order to determine the range of securities that might be available for issuance by the Company to meet its funding requirements.

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      -     The debt to equity ratios of the Company and its peers to confirm that the Company is being operated in accordance with prudent operating practices and determine whether the Company is under-leveraged or over-leveraged in comparison with its peers.

      - Trends in short and long term interest rates in order to develop strategies to meet, in the most cost-effective manner, the consolidated funding requirements of the Company over the long term.

      -     The Company's foreign exchange exposure and operations.

      - The propriety and availability of alternative types of capital raising alternatives such as commercial paper lines, revolving and term bank credit facilities, high-yield debt instruments, investment grade debt instruments, capital and financing lease transactions, special purpose finance vehicles, derivative securities, synthetic leases and other financing alternatives.

      - The investment of the Company's assets in investments of appropriate type and duration in order to meet the Company's anticipated funding requirements.

      - The financing of property and equipment leases and purchases or construction of fixed assets and other capital expenditures not included in the annual budget and exceeding levels for which the Board has delegated approval authority to management.

      - The changes in the Company's equity ownership from quarter-to-quarter, including the composition of the ownership (investment styles) and how well it matches expected financial performance.

      - Issues and concerns raised by stockholders regarding the Company's financial and operating results, and expected corporate performance.

      - The reaction equity investors may have to any corporate announcements including acquisitions, divestitures and other significant asset changes, or any crisis situations that may beset the corporation or its operating companies.

      - The positioning of the Company and/or its operating companies in any media that may reasonably be expected to affect investor perception and change the equity valuation or debt ratings of the Company.

      - The coverage the Company receives from securities analysts and actions required to appropriately increase that coverage.

2.    The Committee shall also:

      - Consider the recommendations of management and make recommendations to the Board concerning: (a) the Company's annual capital expenditure budget; (b) the declaration and payment of cash and stock dividends; (c) the propriety and means of effecting stock repurchases; (d) the timing of public offerings and private placements of debt and equity securities; (e) ways to enhance the depth and liquidity of the trading markets for the Company's debt and equity securities; and (f) the identity of any additional national and international stock exchanges upon which the Company's securities should be listed. The

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            Committee and the Board hereby delegate to the Chief Executive
            Officer and the Chief Financial Officer the authority to engage and terminate the Company's commercial and investment bankers in connection with transactions otherwise requiring Board approval.

      - Review any rating agency ratings applied to the Company and proposed changes to such ratings.

      - Perform such additional functions and have such additional powers as may from time to time be expressly delegated to the Committee by the Board.

      - Review this Charter and assess the performance of this Committee and its members at least annually and update as conditions warrant.

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